Exhibit 10

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 33-8058 on Form N-1A of our report dated December 19, 2005, relating to the financial statements and financial highlights of Merrill Lynch Municipal Intermediate Term Fund (the “Fund”) of Merrill Lynch Municipal Series Trust (to be renamed BlackRock Intermediate Municipal Fund of BlackRock Municipal Series Trust) appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

August 29, 2006